Exhibit 99.1

                    INDEPENDENT AUDITOR'S REPORT



 Board of Directors
 PSB Holdings, Inc.
 Wausau, Wisconsin

 We have audited the accompanying consolidated balance sheets of PSB Holdings, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PSB Holdings, Inc. and Subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.



 Wipfli Ullrich Bertelson LLP

 January 25, 2002
 Wausau, Wisconsin

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2001 and 2000

                     ASSETS                               2001          2000
 Cash and due from banks                             $ 16,736,080  $ 9,225,645
 Interest-bearing deposits and money market funds       3,539,125       88,494
 Federal funds sold                                     5,275,000       53,000
 Securities:
 Held to maturity (fair values of $20,354,518 and
 $14,005,308 in 2001 and 2000 respectively)            20,287,480   13,974,600
 Available for sale (at fair value)                    50,156,904   48,122,039
 Federal Home Loan Bank Stock                           2,150,600    2,008,700
 Loans held for sale                                    1,403,400      114,000
 Loans receivable, net of allowance for loan
 losses of $2,968,574 and $2,407,439 in 2001
 and 2000, respectively                               236,573,861  224,701,647
 Accrued interest receivable                            1,872,631    2,101,513
 Foreclosed assets, net                                   421,269       17,352
 Premises and equipment                                 4,754,906    4,750,856
 OTHER ASSETS                                           1,124,751    1,080,976

 TOTAL ASSETS                                        $344,296,007 $306,238,822

  LIABILITIES AND STOCKHOLDERS' EQUITY

 Non-interest-bearing deposits                       $ 41,507,579 $ 35,192,386
 INTEREST-BEARING DEPOSITS                            232,127,810  206,341,892

 Total deposits                                       273,635,389  241,534,278

 Short-term borrowings                                  4,326,850   11,514,743
 Long-term borrowings                                  38,000,000   28,000,000
 ACCRUED EXPENSES AND OTHER LIABILITIES                 2,984,577    2,915,427

     TOTAL LIABILITIES                                318,946,816  283,964,448

 Stockholders' equity:
  Common stock - No-par value with a stated
  value of $2 per share:
   Authorized - 1,000,000 shares
   Issued - 902,425 shares                              1,804,850    1,804,850
  Additional paid-in capital                            7,158,505    7,158,505
  Retained earnings                                    18,185,664   15,726,996
  Unrealized gain (loss) on securities
   available for sale, net of tax                         491,335     (124,814)
  TREASURY STOCK, AT COST - 62,720 SHARES              (2,291,163)  (2,291,163)

     TOTAL STOCKHOLDERS' EQUITY                        25,349,191   22,274,374

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $344,296,007 $306,238,822

 See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENT OF INCOME
              Year Ended December 31, 2001, 2000 and 1999

                                                    2001         2000     1999
 Interest income:
  Interest and fees on loans                   $19,262,801 $18,259,930 $14,065,041
  Interest on securities:
   Taxable                                       2,866,350   2,888,251   2,821,551
   Tax-exempt                                      774,769     597,000     649,901
  OTHER INTEREST AND DIVIDENDS                     523,563     194,503     134,512

 TOTAL INTEREST INCOME                          23,427,483  21,939,684  17,671,005

 Interest expense:
  Deposits                                       9,770,432  10,105,320   7,584,588
  Short-term borrowings                            431,842   1,140,346     639,760
  LONG-TERM BORROWINGS                           2,265,842   1,294,350     373,416

 TOTAL INTEREST EXPENSE                         12,468,116  12,540,016   8,597,764

 Net interest income                            10,959,367   9,399,668   9,073,241
 PROVISION FOR LOAN LOSSES                         890,000     600,000     460,000

 NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                   10,069,367   8,799,668   8,613,241

 Noninterest income:
  Service fees                                   1,010,352     855,069     708,794
  Gain on sale of loans                            683,278      66,440     223,002
  Investment sales commissions                     183,156     195,212     137,621
  OTHER OPERATING INCOME                           188,294     329,548     195,230

 TOTAL NONINTEREST INCOME                        2,065,080   1,446,269   1,264,647

 Noninterest expense:
  Salaries and employee benefits                 4,419,402   3,841,735   3,621,239
  Occupancy                                        917,048     937,071     858,719
  Data processing and other office operations      522,970     459,746     440,588
  Advertising and promotion                        306,793     211,073     222,435
  OTHER OPERATING                                1,149,684   1,024,693   1,078,425

 TOTAL NONINTEREST EXPENSE                       7,315,897   6,474,318   6,221,406

 Income before income taxes                      4,818,550   3,771,619   3,656,482
 PROVISION FOR INCOME TAXES                      1,453,000   1,102,000   1,067,500

 NET INCOME                                     $3,365,550  $2,669,619  $2,588,982

 BASIC AND DILUTED EARNINGS PER SHARE           $     4.01  $     3.11 $      2.93

 WEIGHTED AVERAGE SHARES OUTSTANDING               839,705     858,286     883,235

 See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Years Ended December 31, 2001, 2000 and 1999

                                                                          UNREALIZED
                                                                          GAIN (LOSS)
                                                  ADDITIONAL             ON SECURITIES
                                      COMMON       PAID-IN     RETAINED    AVAILABLE   TREASURY
                                      STOCK        CAPITAL     EARNINGS    FOR SALE     STOCK         TOTALS
 Balance, January 1, 1999         $  1,804,850  $  7,158,505  $12,223,043  $ 172,417  $ (802,600)  $20,556,215

 Comprehensive income:
 Net income                                                     2,588,982                            2,588,982
 Unrealized loss on securities
   available for sale, net of tax
   of $553,766                                                            (1,215,545)               (1,215,545)

 Total comprehensive income                                                                          1,373,437
 Cash dividends declared $1.00
   PER SHARE                                                     (883,235)                            (883,235)

 Balance, December 31, 1999          1,804,850     7,158,505   13,928,790 (1,043,128)   (802,600)   21,046,417

 Comprehensive income:
 Net income                                                     2,669,619                            2,669,619
 Unrealized gains on securities
   available for sale, net of tax
   of $381,507                                                               918,314                   918,314

 Total comprehensive income                                                                          3,587,933

 Purchase of treasury stock                                                           (1,488,563)   (1,488,563)
 Cash dividends declared $1.03
   PER SHARE                                                     (871,413)                            (871,413)

 Balance, December 31, 2000          1,804,850    7,158,505    15,726,996   (124,814) (2,291,163)   22,274,374

 Comprehensive income:
 Net income                                                     3,365,550                            3,365,550
 Unrealized gain on securities
   available for sale, net of tax
   of $259,841                                                               616,149                   616,149

 Total comprehensive income                                                                          3,981,699

 Cash dividends declared $1.08
   PER SHARE                                                     (906,882)                            (906,882)

 BALANCE, DECEMBER 31, 2001        $ 1,804,850  $ 7,158,505   $18,185,664  $ 491,335 $(2,291,163)  $25,349,191

 See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
             Years ended December 31, 2001, 2000, and 1999

                                                 2001        2000          1999
 Cash flows from operating activities:
 Net income                                  $ 3,365,550 $ 2,669,619  $ 2,588,982
 Adjustments to reconcile net income to
 net cash provided by operating activities:
    Provision for depreciation and net
    amortization                                 582,698     570,555      554,059
    Benefit from deferred income taxes           (54,000)    (81,000)     (70,000)
    Provision for loan losses                    890,000     600,000      460,000
    Proceeds from sales of loans held for
    sale                                      60,435,412   4,722,650   21,214,462
    Originations of loans held for sale      (61,041,534) (4,770,210) (17,871,010)
    Gain on sale of loans                       (683,278)    (66,440)    (223,002)
    Gain on sale of premises and equipment       (48,332)    (69,000)
    Net gain (loss) on sale of
    foreclosed assets                             10,383                  (21,461)
    FHLB stock dividends                        (141,900)   (129,800)
    Changes in operating assets and
    liabilities:
    Accrued interest receivable                  228,882    (355,475)     (20,695)
    Other assets                                (328,883)     75,956     (109,686)
    ACCRUED EXPENSES AND OTHER LIABILITIES        69,150     540,486     (276,212)

 NET CASH PROVIDED BY OPERATING ACTIVITIES     3,284,148   3,707,341    6,225,437

 Cash flows from investing activities:
    Net (increase) decrease in
  interest-bearing deposits and
     money market funds                       (3,450,631)    (26,715)     679,214
    Net decrease (increase) in federal
     funds sold                               (5,222,000)    (53,000)   3,934,000
    Proceeds from sale and maturities of:
    Held to maturity securities                1,184,789   1,290,001    2,865,000
    Available for sale securities             26,571,357   6,393,719   13,262,495
    Payment for purchase of:
    Held to maturity securities              (7,523,254)  (1,439,927)   (2,664,188)
    Available for sale securities           (27,694,871)  (7,439,798)  (13,609,089)
    Purchase FHLB stock                                   (1,179,300)      (44,300)
    Net increase in loans                   (13,523,970) (44,777,534)  (32,402,322)
    Capital expenditures                       (758,143)  (1,442,917)     (522,284)
    Proceeds from sale of premises and
     equipment                                  289,218      119,568
    PROCEEDS FROM SALE OF FORECLOSED ASSETS     347,456       24,196        76,722

 NET CASH USED IN INVESTING ACTIVITIES      (29,780,049) (48,531,707)  (28,424,752)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                Years Ended December 31, 2001, 2000, and 1999

                                                           2001        2000         1999
 Cash flows from financing activities:
    Net increase in non-interest-bearing deposits    $  6,315,193 $  1,534,788   $ 507,689
    Net increase in interest-bearing deposits          25,785,918   37,645,249   2,046,655
    Net increase (decrease) in short-term borrowings   (7,187,893)  (9,700,147) 16,665,382
    Proceeds from issuance of long-term borrowings     10,000,000   25,000,000  10,000,000
    Repayments of long-term borrowings                             (10,000,000) (3,000,000)
    Dividends paid                                       (906,882)    (867,301)   (846,189)
    PURCHASE OF TREASURY STOCK                                      (1,488,563)

 NET CASH PROVIDED BY FINANCING ACTIVITIES             34,006,336   42,124,026  25,373,537

 Net increase (decrease) in cash and due from banks     7,510,435   (2,700,340)  3,174,222
 CASH AND DUE FROM BANKS AT BEGINNING                   9,225,645   11,925,985   8,751,763

 CASH AND DUE FROM BANKS AT END                       $16,736,080  $ 9,225,645 $11,925,985

 SUPPLEMENTAL CASH FLOW INFORMATION:

    Cash paid during the year for:
    Interest                                          $12,817,043  $12,071,704 $ 8,738,300
    Income taxes                                        1,541,872      983,000   1,416,524

 NONCASH INVESTING AND FINANCING ACTIVITIES:

    Loans charged off                                     331,200      314,876     432,444
    Loans transferred to other real estate                894,397       17,352      79,457
    Loans originated on sale of other real estate         132,641

 See accompanying notes to consolidated financial statements.
                                  -6-

 NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 PRINCIPAL BUSINESS ACTIVITY

 PSB Holdings, Inc. and Subsidiary (the "Company"), operates Peoples State Bank (the "Bank"), a full-service financial institution with a primary marketing area including, but not limited to, Marathon, Oneida, and Vilas Counties, Wisconsin. It provides a variety of banking products including uninsured investment product sales and long-term fixed rate residential mortgages.

 PRINCIPLES OF CONSOLIDATION

 The consolidated financial statements include the accounts of PSB Holdings, Inc. and its subsidiary Peoples State Bank. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to the general practices within the banking industry.

 USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 CASH EQUIVALENTS

 For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks." Cash and due from banks includes cash on hand and non-interest-bearing deposits at correspondent banks.

 SECURITIES

 Securities are assigned an appropriate classification at the time of purchase in accordance with management's intent. Securities held to maturity represent those securities for which the Company has the positive intent and ability to hold to maturity. Accordingly, these securities are carried at cost adjusted for amortization of premium and accretion of discount calculated using the effective yield method. Unrealized gains and losses on securities held to maturity are not recognized in the financial statements.

 Trading securities include those securities bought and held principally for the purpose of selling them in the near future. The Company has no trading securities.

 Securities not classified as either securities held to maturity or trading securities are considered available for sale and reported at fair value determined from estimates of brokers or other sources. Unrealized gains and losses are excluded from earnings but are reported as other comprehensive income, net of income tax effects, in a separate component of stockholders' equity.

 Any gains and losses on sales of securities are recognized at the time of sale using the specific identification method.
                                  -7-

 INTEREST AND FEES ON LOANS

 Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. After being placed on nonaccrual status, additional income is recorded only to the extent that payments are received or the collection of principal becomes reasonably assured. Interest income recognition on impaired loans is consistent with the recognition on all other loans.

 Loan origination fees and certain direct loan origination costs are deferred and amortized to income over the contractual life of the underlying loan.

 ALLOWANCE FOR LOAN LOSSES

 The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Management believes the allowance for loan losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. In accordance with current accounting standards, the allowance is provided for losses that have been incurred as of the balance sheet date. The allowance is based on past events and current economic conditions, and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

 In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the subsidiary Bank to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

 LOANS HELD FOR SALE

 Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method using quoted market prices.

 MORTGAGE SERVICING RIGHTS

 Mortgage servicing rights are recognized as separate assets at the time of sale of the related loan. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate and the anticipated repayment term of the serviced loans. For purposes of measuring impairment, the rights are stratified by interest rate in the year in which the related mortgage loans were sold. Permanent write-down of the value of the servicing right due to prepayments is recorded in the year principal is prepaid.
                                  -8-
 PREMISES AND EQUIPMENT

 Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of property and equipment are reflected in income. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets varying from 5 to 40 years on buildings, 5 to 20 years on equipment, and 3 years on software.

 FORECLOSED REAL ESTATE

 Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Costs related to development and improvement of property are capitalized, whereas costs related to holding property are expensed. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in any valuation allowance are included in loss on foreclosed real estate.

 RETIREMENT PLANS

 The Company maintains a defined contribution 401(k) profit-sharing plan which covers substantially all full-time employees.

 INCOME TAXES

 Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense is the result of changes in the deferred tax asset and liability.

 ADVERTISING AND PROMOTIONAL COSTS

 Costs relating to Company advertising and promotion are generally expensed when paid.

 EARNINGS PER SHARE

 Basic earnings per share are based upon the weighted average number of shares outstanding. Diluted earnings per share includes the potential common stock shares issuable under the stock options granted.

 RECLASSIFICATIONS

 Certain prior year balances have been reclassified to conform to current year presentation.

 NOTE 2 CHANGES IN ACCOUNTING PRINCIPLES

 Effective January 1, 2001, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Under these SFAS, the Company must recognize all material derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in fair value are generally recognized in earnings in the period of the change. The adoption of SFAS No. 133 and No. 138 did not have an impact on the Company's financial condition or results of operations.
                                  -9-
 In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001.

 SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be accounted for upon acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. SFAS No. 142 is effective for the Company during 2002.

 The adoption of SFAS No. 141 and No. 142 did not have an impact on the Company's financial condition or results of operations.

 NOTE 3 CASH AND DUE FROM BANKS

 Cash and due from banks in the amount of $1,287,000 was restricted at December 31, 2001 to meet the reserve requirements of the Federal Reserve System.

 In the normal course of business, the Company and its subsidiary maintain cash and due from bank balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company and its subsidiary also maintain cash balances in money market funds. Such balances are not insured. Uninsured balances at December 31, 2001 totaled $1,623,814.

 NOTE 4 SECURITIES

 The amortized cost and estimated fair value of investment securities are as follows:

                                                   GROSS        GROSS     ESTIMATED
                                      AMORTIZED  UNREALIZED  UNREALIZED      FAIR
                                         COST       GAINS      LOSSES       VALUE

 DECEMBER 31, 2001
 Securities held to maturity -
    Obligations of states and
  political SUBDIVISIONS           $ 20,287,480  $  231,584  $  164,546   $20,354,518

 Securities available for sale:
    U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies        $  9,516,292   $ 173,455   $  17,094   $ 9,672,653
    Mortgage-backed securities       39,716,764     695,095     100,281    40,311,578
    OTHER EQUITY SECURITIES             172,673                               172,673

 TOTALS                             $49,405,729   $ 868,550    $117,375   $50,156,904

 DECEMBER 31, 2000

 Securities held to maturity -
    Obligations of states and
  political SUBDIVISIONS            $13,974,600   $ 101,316   $ 70,608    $14,005,308

 Securities available for sale:
    U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies         $24,572,122   $ 194,876  $356,670     $24,410,328
    Mortgage-backed securities       23,706,326                42,287      23,664,039
    OTHER EQUITY SECURITIES              47,672                                47,672

 TOTALS                             $48,326,120   $ 194,876  $398,957     $48,122,039

                                  -11-
 The amortized cost and estimated fair value of debt securities held to maturity and securities available for sale at December 31, 2001 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               ESTIMATED
                                                 AMORTIZED       FAIR
                                                   COST          VALUE

  SECURITIES HELD TO MATURITY
 Due in one year or less                   $     886,339   $   896,302
 Due after one year through five years         5,514,648     5,655,995
 DUE AFTER FIVE YEARS THROUGH TEN YEARS       13,886,493    13,802,221

 TOTALS                                     $ 20,287,480   $20,354,518

  SECURITIES AVAILABLE FOR SALE

 Due in one year or less                   $   2,003,080   $ 2,016,453
 Due after one year through five years         5,975,656     6,102,150
 Due after five years through ten years        1,537,556     1,554,050

 MORTGAGE-BACKED SECURITIES                   39,716,764    40,311,578

 TOTALS                                     $ 49,233,056   $49,984,231

 Securities with an approximate carrying value of $9,224,963 and $12,554,863 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and short-term borrowings and for other purposes required by law.

 No securities were sold in 2001, 2000, or 1999.

 NOTE 5 FEDERAL HOME LOAN BANK STOCK

 As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on the anticipated level of borrowings to be advanced. This stock is recorded at cost which approximates fair value. Transfer of the stock is substantially restricted. Equity securities include $2,150,600 and $2,008,700 of FHLB stock at December 31, 2001 and 2000, respectively.

 NOTE 6 LOANS

 The composition of loans is as follows:

                                                           2001        2000
 Commercial and industrial                         $   55,362,878  $ 53,420,913
 Real estate mortgage (commercial and residential)    158,848,733   149,859,334
 Real estate construction                              15,608,734    11,231,393
 CONSUMER AND INDIVIDUAL                               13,326,858    15,784,138

 Subtotals                                            243,147,203   230,295,778
 Net deferred loan costs                                  132,312
 Loans in process of disbursement                      (3,737,080)   (3,186,692)
 ALLOWANCE FOR LOAN LOSSES                             (2,968,574)   (2,407,439)

 NET LOANS                                          $ 236,573,861 $ 224,701,647

 The Company, in the ordinary course of business, grants loans to its executive officers and directors, including their families and firms in which they are principal owners. All loans to executive officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans is summarized below:

                                                       2001        2000
 Loans outstanding, January 1                   $   3,998,278  $ 4,344,679
 New loans                                          2,680,944    2,045,266
 REPAYMENTS                                        (1,643,973)  (2,391,667)

 Loans outstanding, December 31                 $   5,035,249  $ 3,998,278

 The allowance for loan losses includes specific allowances related to commercial loans which have been judged to be impaired as defined by current accounting standards. A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

 An analysis of impaired loans follows:

                  AT DECEMBER 31,                 2001          2000
 Nonaccrual                                   $ 1,235,248  $  802,907

 ACCRUING INCOME                                  876,947   1,097,938

 Total impaired loans                           2,112,195   1,900,845
 LESS - ALLOWANCE FOR LOAN LOSSES                 550,810     322,104

 NET INVESTMENT IN IMPAIRED LOANS             $ 1,561,385  $1,578,741

             YEARS ENDED DECEMBER 31,               2001       2000        1999

 Average recorded investment, net of allowance
   FOR LOAN LOSSES                           $  2,177,185  $  1,947,806  $ 1,874,008

 INTEREST INCOME RECOGNIZED                  $    190,998  $    174,963  $   118,162

 Interest income recognized on a cash basis

   ON IMPAIRED LOANS                         $     88,197  $    101,618  $     6,366

 An analysis of the allowance for loan losses for the three years ended
 December 31, follows:

                                                     2001       2000       1999
 Balance, January 1                          $ 2,407,439  $ 2,099,241  $ 1,946,864
 Provision charged to operating expense          890,000      600,000      460,000
 Recoveries on loans                               2,335       23,074      124,821

 LOANS CHARGED OFF                              (331,200)    (314,876)    (432,444)

 BALANCE, DECEMBER 31                        $ 2,968,574  $ 2,407,439  $ 2,099,241

 Under a secondary market loan servicing program, the Company has provided a credit enhancement guarantee to reimburse the FHLB for foreclosure losses in excess of 1% of original loan principal sold to the FHLB. At December 31, 2001, the maximum Company obligation for such guarantees would be approximately $131,000 if total foreclosure losses on the entire pool of loans exceed $510,000.

 NOTE 7 MORTGAGE SERVICING RIGHTS

 Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $35,929,282 and $855,088 at December 31, 2001 and 2000, respectively.

 Mortgage servicing rights of $320,993 were capitalized in 2001. Mortgage servicing rights are stated at amortized cost of $283,750 at December 31, 2001, as fair value exceeded cost. No mortgage servicing rights were recorded at December 31, 2000. Amortization of mortgage servicing rights was $37,243 in 2001.
                                  -14-

 NOTE 8 PREMISES AND EQUIPMENT

 An analysis of premises and equipment follows:

                                                               2001       2000
 Land                                                   $ 1,381,617  $ 1,605,349
 Buildings and improvements                               4,024,338    3,793,211
 Furniture and equipment                                  3,835,783    3,526,351

 CONSTRUCTION IN PROGRESS                                   198,020        8,470

 Total cost                                               9,439,758    8,933,381
 LESS - ACCUMULATED DEPRECIATION AND AMORTIZATION         4,684,852    4,182,525

 TOTALS                                                 $ 4,754,906  $ 4,750,856

 Depreciation and amortization charged to operating expenses amounted to $513,207 in 2001 and $544,366 in 2000, and $511,047 in 1999.

 The Company has committed to capital additions in 2002 totaling approximately $1.2 million.

 NOTE 9 Deposits

 At December 31, 2001, certificate of deposit and IRA accounts have scheduled maturity dates as follows:

       2002                                                  $   83,620,826
       2003                                                      26,798,987
       2004                                                       4,636,716
       2005                                                       1,014,631
       2006                                                       5,391,596

       TOTAL                                                  $ 121,462,756


 Certificate of deposit and IRA accounts with individual balances greater than $100,000 totaled $51,631,238 and $47,228,159 at December 31, 2001 and 2000,
 respectively.

 Deposits from Company directors, officers, and related parties at December 31, 2001 and 2000 totaled $6,587,405 and $5,513,988, respectively.

 NOTE 10  SHORT-TERM BORROWINGS

 Short-term borrowings consist of the following at December 31:

                                                             2001        2000
 Securities sold under repurchase agreement           $   4,326,850   $ 7,661,743
 FHLB OPEN LINE OF CREDIT                                               3,853,000

 TOTALS                                               $   4,326,850  $ 11,514,743

 The Company pledges U.S. Treasury and agency securities available for sale as collateral for repurchase agreements. The fair value of securities pledged for short-term borrowings totaled $6,885,173 and $8,108,140 at December 31, 2001 and 2000, respectively.

 Repurchase agreements with Company directors, officers, and related parties at December 31, 2000 totaled $4,500,000. There were no related party repurchase agreements at December 31, 2001.

 The following information relates to federal funds purchased and securities sold under repurchase agreements for the years ended December 31:

                                                    2001       2000         1999
 As of end of year:
  Weighted average rate                             5.01%          6.83%         5.90%
 For the year:
  Highest month-end balance                $   9,046,563   $ 26,862,797  $ 21,214,890
  Daily average balance                    $   6,414,054   $ 17,232,498  $ 11,660,602
  Weighted average rate                             6.73%          6.62%         5.49%

 NOTE 11  LONG-TERM BORROWINGS

 Long-term borrowings at December 31, consist of the following:

                                                               2001        2000
 Note payable to the FHLB, monthly interest payments
 only at 5.45%, due January 2003                           $  10,000,000  $

 Note payable to the FHLB, monthly interest payments
 only at 6.50%, due November 2003                              6,000,000     6,000,000

 Note payable to the FHLB, monthly interest payments
 only at 6.21%, due February 2005, callable beginning
 February 2001                                                 5,000,000     5,000,000

 Note payable to the FHLB, monthly interest payments
 only at 6.17%, due March 2005, callable beginning
 March 2001                                                    8,000,000     8,000,000

 Note payable to the FHLB, monthly interest payments
 only at 6.10%, due April 2005, callable beginning
 January 2001                                                  6,000,000     6,000,000

 Note payable to the FHLB, monthly interest payments
 only at 5.07%, due February 2008, callable beginning
 FEBRUARY 2001                                                 3,000,000     3,000,000

 TOTALS                                                   $   38,000,000  $ 28,000,000

 The scheduled principal maturities are:

 2003                                                         $ 16,000,000
 2005                                                           19,000,000
 THEREAFTER                                                      3,000,000

 TOTAL                                                        $ 38,000,000

 The FHLB advances are secured by a blanket lien consisting principally of one-to-four family real estate loans totaling in excess of $63,000,000 and $47,000,000 at December 31, 2001 and 2000, respectively.

 As a member of the FHLB system, the Company may draw on a line of credit totaling approximately $50,000,000. At December 31, 2001, the Company's available and unused portion of this line of credit totaled approximately $12,000,000.
                                  -17-
 NOTE 12  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

 The Company has established a 401(k) profit-sharing contribution pension plan for its employees. The Company matches 50% of employees' salary deferrals up to the first 6% of pay deferred. The Company also may declare a discretionary profit-sharing contribution. The expense recognized for contributions to the plan for the years ended December 31, 2001, 2000, and 1999 was $262,940, $160,166, and $173,858, respectively.

 The Company also maintained an unfunded retirement plan for its directors. Under the terms of the plan, directors who had at least 15 years of service were eligible for benefits of between 25% and 50% of the fees earned in the last five years of service. Effective December 31, 2000, the plan was terminated and benefits frozen. In 2001, termination vesting was provided to all directors on a pro-rata basis.

 The liability recognized in the financial statements for this plan was approximately $124,000 and $131,000 at December 31, 2001 and 2000, respectively. The expense recognized in 2001 associated with the plan termination was approximately $104,000. Income of approximately $25,000 was recognized on this plan in 2000. There was no provision for plan expense in 1999.

 The Company maintains an unfunded postretirement health care benefit plan which covers the officers of the Company. After retirement, the Company will pay between 25% and 50% of the health insurance premiums for former Company officers. To qualify, an officer must have at least 15 years of service, be employed by the Company at retirement, and must be 62 years of age at retirement. The actual amount paid is based upon years of service to the Company.

 The following tables provide a reconciliation of changes in the postretirement health care benefit plan for the years ended December 31, 2001 and 2000:

                                                             2001       2000
 Reconciliation of benefit obligations:
 Obligation at January 1                                  $ 237,057  $ 201,637
 Service cost                                                17,140     15,466
 Interest cost                                               22,045     21,771
 Benefit payments                                            (8,309)    (9,213)
 NET AMORTIZATION OF PRIOR SERVICE COSTS                      7,396      7,396

 OBLIGATION AT DECEMBER 31                                $ 275,329  $ 237,057

                                  -18-
 The following table provides the components of net periodic benefit cost of the plans for the years ended December 31, 2001, 2000, and 1999:

                                                          POSTRETIREMENT
                                                            HEALTH CARE
                                                           BENEFIT PLAN

                                                    2001       2000       1999
 Service cost                                  $  17,140  $  15,466  $   13,134
 Interest cost                                    22,045     21,771      19,314
 Net amortization transition and
   PRIOR SERVICE COSTS                             7,396      7,396       7,396

 NET PERIODIC PENSION COST                     $  46,581  $  44,633  $   39,844

 The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                                    POSTRETIREMENT
                                                     HEALTH CARE
                                                     BENEFIT PLAN

                                                     2001       2000       1999
 Discount rate                                       7.50%      7.50%     7.50%
 Health care cost trend rate                         7.00%      7.25%     7.50%

 The health care cost trend rate is anticipated to be 6.75% in 2002, grading down .25% per year to 5.00%.

 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit plan. A 1% increase in assumed health care cost trend rates would have the following effects:

                                                          2001     2000    1999
 Effect on service and interest cost                    $ 9,330  $ 8,813  $ 8,011
 Effect on accumulated benefit obligation at December 31 66,875   65,014   59,971

 NOTE 13  SELF-FUNDED HEALTH INSURANCE PLAN

 The Company has established an employee medical benefit plan to self-insure claims up to $15,000 per year for each individual with a $286,690 stop-loss per year for participants in the aggregate. Coverages will increase in 2002 to $20,000 per individual and $508,218 in the aggregate. The Company and its covered employees contribute to the fund to pay the claims and stop-loss premiums. Medical benefit plan costs are expensed as incurred. The liability recognized for claims incurred but not yet paid was $54,103 and $60,824 as of December 31, 2001 and 2000, respectively. Health insurance expense recorded in 2001, 2000, and 1999 was $272,735, $278,639, and $168,564, respectively.

 NOTE 14  INCOME TAXES

 The components of the income tax provision are as follows:

                                                    2001      2000       1999
 Current income tax provision:
  Federal                                      $1,414,000  $1,101,000 $1,016,000
  STATE                                            93,000      82,000    121,500

 TOTAL CURRENT                                  1,507,000   1,183,000  1,137,500

 Deferred income tax benefit:
  Federal                                         (43,000)    (60,000)   (60,000)
  State                                           (11,000)    (21,000)   (10,000)

 TOTAL DEFERRED                                   (54,000)    (81,000)   (70,000)

 TOTAL PROVISION FOR INCOME TAXES              $1,453,000  $1,102,000 $1,067,500

 Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of the net deferred tax assets are as follows:

                                                             2001       2000
 Deferred tax assets:
  Allowance for loan losses                             $ 1,047,400  $ 833,600
  Deferred compensation                                      48,500     51,600
  State net operating loss                                   23,600     16,800
  Post-retirement health care benefits                      105,100     89,300
  Employee pension plan                                      25,300     29,500
  Unrealized loss on securities available for sale                      79,267
  Other                                                      16,200
  LESS - VALUATION ALLOWANCES                               (23,600)   (16,800)

 GROSS DEFERRED TAX ASSETS                                1,242,500  1,083,267

 Deferred tax liabilities:
  Premises and equipment                                    103,600    117,700
  Mortgage servicing rights                                 111,000
  FHLB stock                                                 91,100     51,100
  Deferred loan costs                                        52,000
  Unrealized gain on securities available for sale          259,841
  OTHER                                                       1,999      6,400
                                  -20-
 GROSS DEFERRED TAX LIABILITIES                             619,540    175,200

 NET DEFERRED TAX ASSETS                               $    622,960  $ 908,067

 The Company and its subsidiary Bank pay state income taxes on individual, unconsolidated net earnings. At December 31, 2001, net operating loss carryforwards at the parent company of approximately $440,000 existed to offset future state taxable income. These net operating losses will begin to expire in 2012. A valuation allowance has been recognized to adjust deferred tax assets to the amount of net operating losses expected to be utilized to offset future income. If realized, the tax benefit for this item will reduce current tax expense for that period.
                                  -21-
 A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31, follows:

                                     2001                    2000                  1999
                                    PERCENT                PERCENT               PERCENT
                                       OF                     OF                    OF
                                     PRETAX                 PRETAX                PRETAX
                            AMOUNT   INCOME        AMOUNT   INCOME     AMOUNT     INCOME
 Tax expense at
  statutory rate        $ 1,638,000    34.0    $ 1,282,000    34.0    $ 1,243,000    34.0
 Increase (decrease)
  in taxes resulting
  from:
    Tax-exempt
      interest             (284,000)   (5.9)      (215,000)   (5.7)      (221,900)   (6.1)
    State income tax         54,000     1.1         40,300     1.1         73,600     2.0
    OTHER                    45,000     1.0         (5,300)   (0.2)       (27,200)   (0.7)

 Provision for income
  TAXES                 $ 1,453,000    30.2    $ 1,102,000    29.2    $ 1,067,500    29.2

 NOTE 15 LEASES

 The Company leases various pieces of equipment under cancelable leases and space for two branch locations under noncancelable leases. The Company has the option to renew the noncancelable branch location leases for an additional term upon expiration. All leases are classified as operating. Future minimum payments under the noncancelable leases are as follows:

        2002                                                      $ 80,456
        2003                                                        63,360
        2004                                                        69,228
        2005                                                        74,217
        2006                                                        46,656
        THEREAFTER                                                  35,480

        TOTAL                                                    $ 369,397

 Rental expense for all operating leases was $57,361, $43,468, and $39,104 for the years ended December 31, 2001, 2000, and 1999, respectively.

 NOTE 16  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

 CREDIT RISK

 The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

 The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31, are as follows:

                                                            2001          2000
 Commitments to extend credit:
  Fixed rate                                           $ 11,748,258  $ 10,122,861
  Variable rate                                          22,302,084    18,085,926
 Letters of credit - Variable rate                          536,842       651,167
  CREDIT CARD COMMITMENTS - FIXED RATE                    3,223,471     2,970,366

 TOTALS                                                $ 37,810,655  $ 31,830,320

 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

 Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments are generally structured to allow for 100% collateralization on all letters of credit.

 Credit card commitments are commitments on credit cards issued by the Company and serviced by Elan Financial Services. These commitments are unsecured.

 CONCENTRATION OF CREDIT RISK

 The Company grants residential mortgage, commercial, and consumer loans predominantly in Marathon, Oneida, and Vilas Counties, Wisconsin. There are no significant concentrations of credit to any one debtor or industry group. Management believes that the diversity of the local economy will prevent significant losses in the event of an economic downturn.
                                  -23-
 CONTINGENCIES

 In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

 INTEREST RATE RISK

 The Company originates and holds adjustable rate mortgage loans with variable rates of interest. The rate of interest on these loans is capped over the life of the loan. At December 31, 2001, none of the approximately $18,210,000 of variable rate loans had reached the interest rate cap.

 NOTE 17  STOCK OPTION PLAN

 Under the terms of an incentive stock option plan adopted during 2001, shares of unissued common stock are reserved for options to officers and key employees of the Company at prices not less than the fair market value of the shares at the date of the grant. Options may be exercised anytime after the option grant's first anniversary. These options expire ten years after the grant date.

 During 2001, 12,693 options were granted with an exercise price of $33.25. None of the granted options are yet available to be exercised.

 As of December 31, 2001, 2,307 additional shares of common stock remain reserved for future grants to officers and key employees under the option plan approved by the shareholders.

 The Company follows the provisions of Accounting Principles Board Opinion
 (APB) No. 25, "Accounting for Stock Issued to Employees," and uses the "intrinsic value method" of recording stock-based compensation cost. Because stock options are granted with an exercise price equal to fair value at the date or grant, no compensation expense is recorded. However, had compensation cost for the Company's stock-based plan been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" based on the fair value of the stock options, net income would have decreased $61,307 in 2001. Earnings per share, assuming dilution, would have been $3.94 in 2001.

 NOTE 18  CAPITAL REQUIREMENTS

 The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.
                                  -24-
 As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.
                                  -25-
 The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                      To Be Well-
                                                                   CAPITALIZED UNDER
                                                   FOR CAPITAL      PROMPT CORRECTIVE
                                   ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                            AMOUNT      RATIO AMOUNT     RATIO  AMOUNT     RATIO
 As of December 31, 2001:
  Total capital (to risk
  weighted assets):
   Consolidated            $27,799,000 11.2% $19,900,000 8.0% N/A
   Subsidiary bank         $27,644,000 11.1% $19,900,000 8.0% $24,875,000 10.0%

 Tier I capital (to risk
  weighted assets):
   Consolidated            $24,830,000 10.0% $9,950,000 4.0%  N/A
   Subsidiary bank         $24,675,000  9.9% $9,950,000 4.0% $14,925,000 6.0%

 Tier I capital (to
  average assets):
   Consolidated            $24,830,000 7.4% $13,370,000 4.0%  N/A
   Subsidiary bank         $24,675,000 7.4% $13,370,000 4.0% 16,713,000 5.0%

 As of December 31, 2000:
  Total capital (to risk
  weighted assets):
   Consolidated            $24,806,000 12.1% $16,392,000 8.0% N/A
   Subsidiary bank         $24,722,000 12.1% $16,392,000 8.0% $20,491,000 10.0%

 Tier I capital (to risk
  weighted assets):
   Consolidated            $22,399,000 10.9% $8,196,000 4.0%  N/A
   Subsidiary bank         $22,315,000 10.9% $8,196,000 4.0% $12,294,000 6.0%

 Tier I capital (to
  average assets):
   Consolidated            $22,399,000 7.4% $12,122,000 4.0%  N/A
   Subsidiary bank         $22,315,000 7.4% $12,122,000 4.0% 15,153,000 5.0%

                                  -26-
 NOTE 19 RESTRICTIONS ON RETAINED EARNINGS

 The Bank is restricted by banking regulations from making dividend distributions above prescribed amounts and is limited in making loans and advances to the Company. At December 31, 2001, the retained earnings of the subsidiary available for distribution as dividends without regulatory approval was approximately $6,800,000.

 NOTE 20 FAIR VALUE OF FINANCIAL INSTRUMENTS

 Current accounting standards require that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

 The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial statements:

 Cash and Short-Term Investments: The carrying amounts reported in the balance sheets for cash and due from banks, interest-bearing deposits and money market funds, and federal funds sold approximate the fair value of these assets.

 Securities: Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's repayment schedules for each loan classification. In addition, for impaired loans, marketability and appraisal values for collateral were considered in the fair value determination. The carrying amount of accrued interest approximates its fair value.

 Mortgage Servicing Rights: Fair values are based on estimated discounted cash flows based on current market rates and anticipated repayment term of the serviced loans.

 Deposit Liabilities: The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate reflects the credit quality and operating expense factors of the Company.

 Short-Term Borrowings: The fair value of short-term borrowings with no stated maturity, such as federal funds purchased, is equal to the amount payable on demand at the reporting date. Fair value for fixed rate repurchase agreements is estimated using a discounted cash flow calculation that applies interest rates currently being offered on repurchase agreements to a schedule of aggregated expected maturities on the existing agreements.

 Long-Term Borrowings: The fair value of the Company's long-term borrowings (other than deposits) is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
                                  -27-
 Off-Balance-Sheet Instruments: The fair value of commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counter parties. Since this amount is immaterial, no amounts for fair value are presented.

 The carrying amounts and fair values of the Company's financial instruments consisted of the following at December 31:

                                         2001                       2000

                                CARRYING      ESTIMATED    CARRYING     ESTIMATED
                                 AMOUNT      FAIR VALUE     AMOUNT     FAIR VALUE
 Financial assets:
  Cash and short-term
   investments             $  25,550,205  $  25,550,205  $   9,367,139  $ 9,367,139
  Securities                  72,594,984     72,662,022     64,105,339   64,136,047
  Net loans                  237,977,621    239,303,704    224,815,647  227,772,909
  Mortgage servicing
   rights                                       283,750        283,750

 Financial liabilities:
  Deposits                   273,635,389    275,787,818    241,534,278  241,970,455
  Short-term borrowings        4,326,850      4,389,910     11,514,743   11,564,152
  Long-term borrowings        38,000,000     39,354,608     28,000,000   28,052,483

 LIMITATIONS

 Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains or losses can have a significant effect on fair value estimates and have not been considered in the estimates.
                                  -28-
 NOTE 21  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

 The following condensed balance sheets as of December 31, 2001 and 2000, and condensed statements of income and cash flows for the years ended December 31, 2001, 2000, and 1999, for PSB Holdings, Inc. should be read in conjunction with the consolidated financial statements and footnotes.

                           BALANCE SHEETS
                     December 31, 2001 and 2000

                        ASSETS                                  2001      2000
 Cash and due from banks                              $     669,204      $ 627,714
 Investment in subsidiary                                25,195,181     22,189,893
 OTHER ASSETS                                                72,599         26,306

 TOTAL ASSETS                                          $ 25,936,984   $ 22,843,913

  Liabilities and Stockholders' Equity

 Accrued dividends payable                            $     587,793   $    569,539
 TOTAL STOCKHOLDERS' EQUITY                              25,349,191     22,274,374

 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                               $ 25,936,984   $ 22,843,913

                                  -29-

                        STATEMENTS OF INCOME
           Years Ended December 31, 2001, 2000, and 1999

                                                   2001          2000         1999
 Income:
  Dividends from subsidiary                $   1,063,000  $   2,269,000  $ 909,000

  INTEREST                                         4,317          5,235      8,148

     TOTAL INCOME                              1,067,317      2,274,235    917,148

 Expenses:
  Interest                                                        8,577

  OTHER                                          134,905         66,342     77,589

     TOTAL EXPENSES                              134,905         74,919     77,589

 Income before income taxes and equity in
  undistributed net income of subsidiary         932,412      2,199,316    839,559
 PROVISION FOR INCOME TAX BENEFIT                (44,000)       (22,000)   (22,000)

 Net income before equity in undistributed
 net income of subsidiary                        976,412      2,221,316    861,559
 Equity in undistributed net income of
  SUBSIDIARY                                   2,389,138        448,303  1,727,423

 NET INCOME                                $   3,365,550  $   2,669,619 $2,588,982

                      STATEMENTS OF CASH FLOWS
           Years Ended December 31, 2001, 2000, and 1999


                                                     2001       2000        1999
 Increase (decrease) in cash and due from
  banks:
  Cash flows from operating activities:
   Net income                               $  3,365,550  $  2,669,619  $ 2,588,982
   Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
     Equity in undistributed net income of
       subsidiary                             (2,389,138)     (448,303) (1,727,423)
     Net amortization                                            8,965      21,517
     (Increase) decrease in other assets         (46,293)          302      (9,607)
     INCREASE IN DIVIDENDS PAYABLE                18,253

  NET CASH PROVIDED BY OPERATING ACTIVITIES      948,372     2,230,583     873,469

  Cash flows from financing activities:
   Dividends paid                               (906,882)     (867,301)   (846,189)
   PURCHASE OF TREASURY STOCK                               (1,488,563)

  NET CASH USED IN FINANCING ACTIVITIES         (906,882)   (2,355,864)   (846,189)

 Net increase (decrease) in cash and due
  from bank                                       41,490      (125,281)     27,280

  CASH AND DUE FROM BANKS AT BEGINNING           627,714        752,995    725,715

 CASH AND DUE FROM BANKS AT END            $     669,204  $     627,714  $ 752,995

                                  -31-